Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	February 25, 2010	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES 2009 RESULTS

DALLAS, TEXAS --  Dorchester Minerals, L.P. (the “Partnership”) announced today the Partnership’s net earnings for the year ended December 31, 2009 of $21,681,000, or $0.72 per common unit.

A comparison of the Partnership’s consolidated results for the twelve month periods ending December 31, 2009 and 2008 are set forth below:

	Twelve Months Ended
	December 31,
	2009	2008
Operating Revenues	$43,631,000	$89,925,000
Net Earnings	$21,681,000	$66,783,000
Net Earnings Per Common Unit	$0.72	$2.30

The Partnership’s operating revenues during the twelve months ending December 31, 2009 are lower than 2008 primarily as a result of decreased oil and natural gas sales prices.

The Partnership’s independent engineering consultants estimated its total proved oil and gas reserves to be 79.9 billion cubic feet of natural gas equivalents (bcfe) as of December 31, 2009.  Approximately 32.0% of these reserves are attributable to the Partnership’s Net Profits Interests and 68.0% are attributable to its Royalty Properties.  Natural gas accounted for 75.4% of total proved reserves as of December 31, 2009, all of which were classified as proved developed.

The Partnership received cash payments in the amount of $663,000 during 2009, attributable to lease bonus on 53 leases and pooling elections of interests in lands located in 22 counties and parishes in four states.  These leases reflected bonus payments ranging up to $1,200/acre and initial royalty terms ranging up to 30 percent.  In 2009 the Partnership identified 353 new wells located in 11 states on our Royalty Properties and 48 new wells located in four states on our Net Profits Interests Properties.

The Partnership distributed a total of $37.6 million to its common unitholders from May 2009 through February 2010 attributable to 2009 activity.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.